Exhibit 99.1
Summary of Detroit Edison’s General Rate Case Filing1
April 13, 2007
Detroit Edison filed a general rate case today with the Michigan Public Service Commission (MPSC). This document provides a summary of Detroit Edison’s filing. The full testimony of the filing (case number U-15244) will be available on the MPSC’s website (http://efile.mpsc.cis.state.mi.us/efile/).
It is anticipated that this case will be resolved during 2008. We look forward to working through the elements of the filing with the MPSC staff and other stakeholders.
We believe that customers should pay electric rates that are fair and reasonable. To that end, Detroit Edison is committed to doing everything we can to operate as efficiently as possible in this challenging and ever-changing environment. Our Performance Excellence Process generated $95 million of savings in 2006, including approximately $50 million of power supply cost recovery savings, which flow directly to customers. Customers benefit from a financially healthy utility that can access the capital markets at favorable costs and terms to make the required capital investments to ensure clean, reliable and affordable electric service.
Highlights of Detroit Edison’s Rate Filing
Base Rates
Detroit Edison’s filing uses 2006 as the historical test year and then adjusts for known and measurable changes to arrive at the ultimate rate relief request for the projected test year of 2008.

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s “DTE Energy” and Detroit Edison’s 2006 Form 10-K (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially, including, but not limited to, the speed and nature of regulatory approvals. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

Detroit Edison projects a revenue deficiency of $123 million for 2008 and continued rate pressures in subsequent years due to incremental capital requirements. If approved as filed, Detroit Edison’s filing will result in a 2.9% average rate increase in 2008.
Through various process improvement programs currently in place, Detroit Edison expects to partially offset future revenue deficiencies resulting from capital and operations and maintenance expense increases required to meet environmental compliance and ongoing maintenance of our aging utility infrastructure. Detroit Edison seeks MPSC approval for new rates to recover the 2008 revenue deficiency. Detroit Edison is not requesting an interim rate increase in this case.
Detroit Edison is requesting a return on equity of 11.25 percent based on achieving a permanent capital structure of 50 percent equity and 50 percent long-term debt by year-end 2008. Detroit Edison’s current authorized return on equity is 11 percent. The projected average 2008 rate base is approximately $8.8 billion, including an equity rate base of approximately $3.5 billion.
The following table illustrates the components of Detroit Edison’s 2008 rate deficiency:

Description	Amount
Rate Base Additions	$198 million
Economic Cost Pressures / Inflation	58 million
Net PEP Cost Reductions	(112) million
Revenues / Fuel and Purchased Power	(18) million
Benefits	(6) million
Other	(3) million

Total 2008 Rate Deficiency*	$123 million

* Excludes the 2006 Impact
Rate Design
A fundamental issue with Michigan’s hybrid electric market is the impact of skewed rates on residential and commercial customers. Generally, residential customers pay rates lower than their actual cost of service, while full service2 business customers pay rates higher than their actual cost of service. This skewing impacts Electric Choice customer participation as business customers that participate in Choice do not pay for the skewed residential rates; this provides false price signals to business customers and an option to opt out of this framework at the expense of the larger majority of C&I customers.
Detroit Edison proposes to equalize distribution rates for similarly situated full-service and Electric Choice customers. Contingent on implementation of this distribution equalization proposal, Detroit Edison proposes to target eliminating up to 20 percent of the total inter-class rate skewing by applying different rate increases to each customer class.

[2]	Full service customers purchase both distribution delivery service and electric power from Detroit Edison. In contrast, Choice customers only purchase distribution delivery service from Edison. Choice customers purchase power from Alternative Electric Suppliers (AESs).

Choice Incentive Mechanism (CIM)
The CIM was instituted in the August 2006 settlement of Detroit Edison’s show cause case (U-14838). The purpose of the CIM is to reconcile changes in Electric Choice sales from the level used to establish base rates, and then surcharge or credit full-service customer rates for any increase or decrease in non-fuel power supply revenue as a result of changes in electric choice sales.
Choice sales have fluctuated significantly over the last few years. Given the inherent level of uncertainty and volatility in electric choice sales, Detroit Edison proposes to make this provision permanent, with some modifications.
The modifications include adding a symmetrical 90/10 sharing mechanism. Detroit Edison would refund to customers 90 percent of the revenue gain when Choice sales decline beyond a dead band level, as well as surcharge 90 percent of the revenue loss when Choice sales increase above a dead band level. The CIM dead band is the base level of Electric Choice of 3,400 GWh reflected in rates plus or minus 200 GWh of annual load. In addition, Detroit Edison is proposing there be no cap on the amount of recoverable CIM non-fuel power supply revenue lost due to Choice. Finally, Detroit Edison proposes that the CIM remain in place at least through a final order in its next main electric rate case.
Emission Allowance Pre-Purchase Plan
The overall goal of Detroit Edison’s environmental compliance plan is to meet or exceed federal and state regulations on the emission of nitrogen oxides, sulfur dioxide and mercury in a safe and reliable manner at a reasonable cost.
In this general rate case, Detroit Edison is proposing an emission allowance pre-purchase plan which will complement its environmental build strategy and mitigate exposure to emission allowance price and availability risks. Under Detroit Edison’s strategy, emission allowances will be pre-purchased in order to capture the allowance price economics that the buy vs. build decision was based on and to ensure adequate emission allowances will be available for environmental compliance.
Future Generation Capacity Additions
Detroit Edison has actively supported and contributed to Michigan’s Capacity Need Forum (CNF) and 21st Century Energy Plan, initiatives undertaken at the MPSC over the past two years. Through these initiatives, the need for additional long-term base load capacity and the potential need for near-term peaking capacity have become apparent. As a result, Detroit Edison reinstated a long-term integrated resource planning (IRP) process with the purpose of developing the least overall cost plan to serve customers’ generation needs over the next 20 years. While major policy issues still need to be resolved before fully committing to build new base load generation, the time to begin planning these long lead resources is now.
The planning process used in developing the IRP is the same as the MPSC used in the 21st Century Energy Plan. Several variables were updated, including an updated load forecast, for use in the IRP. Several cases and sensitivities were run which reflected variations for load, fuel prices, availability of transmission capacity, reserve margins, renewable energy standards, federal tax credits and potential tax on carbon dioxide.
In each case or sensitivity with even a modest carbon dioxide tax, the planning model selected a nuclear unit over coal-fired as the base load technology of choice. According to the studies, the first new base load capacity would be required for Detroit Edison by 2017, with additional peaking capacity requirements prior to that. Based on the results of these model runs and to protect tax credits available under the Federal Energy Law, Detroit Edison determined it would be prudent to initiate the application process for a new nuclear unit.
Obviously, Detroit Edison has not made a final decision to build a new nuclear unit. We are preserving our option to build at some point in the future by beginning the complex licensing process now. Also, beginning the licensing process today positions Detroit Edison to take advantage of tax incentives of up to $320 million resulting from the 2005 Energy policy Act that will benefit customers.
To qualify for these substantial tax credits, a combined operating license for construction and operation of an advanced nuclear generating plant must be docketed by the Nuclear Regulatory Commission no later than December 31, 2008. Preparation and approval of a combined operating license can take up to 4 years and is estimated to cost at least $60 million.
Expected Rate Case Schedule
Following today’s filing, the MPSC will schedule a prehearing conference before the assigned administrative law judge (ALJ). The ALJ will establish the case schedule, with dates for testimony filing, cross examination and ALJ proposal for decision. The final MPSC order will be issued subsequent to the ALJ’s proposal for decision. We expect to receive the final order in the first half of 2008, approximately 9 to 12 months after the initial case filing.
Background
Pursuant to the MPSC’s order in Detroit Edison’s rate restructuring case (U-14399) and the settlement in Detroit Edison’s show cause case (U-14838), Detroit Edison was directed to file a general rate case no later than July 1, 2007 with a full calendar year 2006 historical test year using actual 2006 financial data.

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